UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2015

Walter Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700
Birmingham, Alabama 35244
(205) 745-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 5, 2015, Walter Energy, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the average closing price of the Company’s common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE under Rule 802.01C of the NYSE Listed Company Manual.

Under the NYSE’s rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement. The Company can regain compliance at any time during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month or on the last day of the cure period.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE under the symbol “WLT,” but with the added designation of “.BC” to denote that the Company is below the quantitative continued listing standards. The Company intends to actively monitor the closing bid price for its common stock and will consider available options to resolve the deficiency.

If the common stock ultimately were to be delisted for any reason, it could (1) reduce the liquidity and market price of the common stock and (2) negatively impact the ability of the Company to conduct equity financings and access the public capital markets.

As required under the NYSE’s rules, the Company issued a press release on March 5, 2015, announcing that it had received a notice of noncompliance. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.     Exhibit Description

99.1        Press Release, dated March 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 5, 2015                    By:     /s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary

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